Exhibit 10.1
Signet Jewelers Limited
Second Amended and Restated 2018 Omnibus Incentive Plan

Performance Based Restricted Stock Unit
Award Notice

Grantee:            #ParticipantName#

Grant Date: #GrantDate#
Maximum
Achievable Units: Revenue: 200% of Revenue target units
Free Cash Flow: 200% of Free Cash Flow target units
Operating Margin Rate: 200% of Operating Margin Rate target units

Units: Revenue: #VestQuantity1#
Free Cash Flow: #VestQuantity2#
              Operating Margin Rate: #VestQuantity3#

Performance Cycle: The Performance Cycle for this award is Fiscal Years 2027 through 2029.

Vesting: The Performance Based Restricted Stock Units will vest
March 24, 2029 subject to the Committee’s prior certification of performance goals pursuant to Section 2 of the Agreement.

    The Grantee agrees and acknowledges that the Performance Based Restricted Stock Units described herein are granted under and governed by the terms and conditions of the Performance Based Restricted Stock Unit Award Agreement, dated as of the Grant Date (the “Agreement”) and the Signet Jewelers Limited Second Amended and Restated 2018 Omnibus Incentive Plan (as may be amended, the “Plan”), both of which are hereby incorporated by reference and together with the Notice constitute one document by signing or by providing electronic signature to this Performance Based Restricted Stock Unit Award Notice (the “Notice”). This Notice may be signed in counterparts, each of which shall be an original with the same effect as if signatures thereto and hereto were upon the same instrument.

GRANTEE BY: __________________________ #ParticipantName#	SIGNET JEWELERS LIMITED BY: __________________________ Name: Karen Cho Title: Chief People Officer

Signet Jewelers Limited
Second Amended and Restated 2018 Omnibus Incentive Plan

Performance Based Restricted Stock Unit
Award Agreement

#GrantDate#

SECTION 1.    GRANT OF PERFORMANCE BASED RESTRICTED STOCK UNIT AWARD.
(a)    Performance Based Restricted Stock Unit Award.
(i)    The Human Capital Management & Compensation Committee of the Board of Directors (the “Committee”) of Signet Jewelers Limited (the “Company”) hereby grants, pursuant to the terms and conditions set forth in the Notice, this Agreement (as defined below) and the Signet Jewelers Limited Second Amended and Restated 2018 Omnibus Incentive Plan (as may be amended, the “Plan”), to the Grantee set forth on the applicable Performance Based Restricted Stock Unit Award Notice (the “Notice”) on the date set forth on such Notice (such date, the “Grant Date”), restricted stock units (the “Units”) of the Company, in an amount set forth on the Notice.
(ii)    Each Unit represents an unfunded, unsecured promise of the Company to deliver to the Grantee one share, par value USD $0.18 per share, of the Company (a “Share”), subject to the vesting and other restrictions, terms and conditions set forth in the Plan and this Agreement, including the Performance-Based Vesting Terms and Conditions contained in Exhibit A (collectively, the “Agreement”).
(iii)    In lieu of a purchase price, this award is made in consideration of Service previously rendered by the Grantee to the Signet Group.

SECTION 2.    VESTING AND FORFEITURE.
(a)    Vesting.
(i)    Subject to the provisions of this Agreement, the Units awarded under this Agreement shall vest on the later of (A) the date when the Committee certifies (I) the extent to which the Company’s performance results have satisfied the performance criteria set forth in Exhibit A (“Performance Goals”) over the Performance Cycle set forth in the Notice (the “Performance Cycle”) and (II) the corresponding number of Units that have been earned and vested as a result of the achievement of such Performance Goals during such Performance Cycle, as set forth in Exhibit A hereto, and (B) the three-year anniversary of the Grant Date (the “Final Anniversary Date”) (the later of such date, the “Vesting Date”), subject to the Grantee’s Service on such Vesting Date. No Units shall be payable in Shares prior to such Vesting Date, despite the Company having achieved, to any extent, the Performance Goals set forth in Exhibit A or in any subsequent schedule added to this Agreement. Any Units that are eligible to be earned based on achievement of the Performance Goals during the Performance Cycle, but do not so vest, shall be forfeited.
(ii)    The Committee certification described in paragraph (a)(i) of this Section 2 shall occur as soon as practicable after the end of the Performance Cycle. The Committee may make adjustments to Performance Goals as may be described in Exhibit A hereto and in Section 3.2 and 15.1 of the Plan as the Committee deems appropriate and equitable in a manner consistent with the Plan. The Committee also may, in its discretion, accelerate the vesting of all or any portion of the Units upon any termination of Service during the Grant Period (defined below).
(b)    Termination of Service. Except to the extent otherwise provided in this Section 2(b), Section 2(c) or Section 2(d), or unless the Committee determines otherwise, if the Grantee’s Service terminates prior to the Vesting Date, all Units that are unvested at the time of such termination shall be forfeited and canceled immediately without consideration.
(i)    If, following the six-month anniversary of the Grant Date, Grantee’s Service terminates due to death, a Pro Rata Portion of the Units shall vest as of the date of termination of Service, provided that if the Grantee’s death occurs after the end of the Performance Cycle but prior to the Vesting Date, such vesting shall occur on the Vesting Date and will be based on actual performance during such Performance Cycle.
(ii)    If, following the six-month anniversary of the Grant Date, Grantee’s Service terminates due to Disability, a Pro Rata Portion of the Units shall vest as of the date of termination of Service, provided that if the Grantee’s Disability occurs after the end of the Performance Cycle but prior to the Vesting Date, such vesting will shall occur on the Vesting Date and be based on actual performance during such Performance Cycle.
(iii)    If, following the six-month anniversary of the Grant Date, Grantee’s Service terminates due to Retirement, Full vesting of the unvested Units shall vest as of scheduled vesting dates, provided that if the Grantee’s Retirement occurs after the end of the Performance Cycle but prior to the Vesting Date, such vesting will shall occur on the Performance Determination Date/Vesting Date and be based on actual performance during such Performance Cycle.
(c)    Change of Control. Upon the consummation of a Change of Control, the Committee shall provide for the treatment of the Units as provided in subparagraphs (i) or (ii) below:
(i)    The CoC Pro Rata Portion (defined below) of the Units shall vest as of the date of the Change of Control, unless the Committee determines, in its sole discretion, to provide that an amount greater than the CoC Pro Rata Portion shall vest as of the date of the Change in Control. Any remaining Units granted hereunder that do not vest shall automatically be forfeited for no consideration. “CoC Pro Rata Portion” shall represent a portion based on the number of days elapsed in the Grant Period as of the date of the Change of Control and the achievement of the Performance Goals during such period, with the Performance Goals also pro-rated to measure actual performance with respect the shortened period and is calculated as the product of (A) a fraction, the numerator of which is the number of calendar days that have elapsed during the Grant Period through and including the date of the Change of Control and the denominator of which is the number of calendar days in the Grant Period, and (B) the CIC Vesting Percentage (defined in Exhibit A); or
(ii)    the Grantee shall receive a Replacement Award (defined below), which may be this Agreement, modified to reflect the requirements of a Replacement Award, or may be a new award, in which case this Agreement shall be canceled and replaced by such new award. “Replacement Award” shall mean a restricted stock unit award relating to publicly traded equity securities of the Company (or its successor or Parent following the Change of Control) with a Fair Market Value no less than the Fair Market Value of the product of the Units multiplied by the CIC Vesting Percentage, and which award shall (A) fully vest as of the Final Anniversary Date, subject solely to the Grantee’s continued Service through such date, (B) provide for the same Pro Rata Portion vesting upon a termination of Service due to death or Disability as provided in this Agreement (which shall not take into account any performance and shall be solely based on the number of days elapsed in the Grant Period), (C) fully vest upon the Grantee’s earlier termination of Service by the Company without Cause, and (D) contain other terms and conditions no less favorable than those of this Agreement. Whether an award to the Grantee constitutes a Replacement Award shall be determined by the Committee (as constituted immediately before the Change of Control) in its sole discretion.
(d)    Termination Protection Agreement (if applicable). Notwithstanding anything to the contrary in this Agreement, if the Grantee is a party to a Termination Protection Agreement or other employment agreement providing similar protections with Sterling Jewelers Inc. or one of its Affiliates in the Signet Group (the “TPA”) upon the Grantee’s termination of Service, then the TPA shall govern the treatment of the Units upon a termination of the Grantee’s Service (which may refer to and continue to apply the terms contained in this Agreement).

SECTION 3.    DEFINITIONS.
(a)    Capitalized terms not defined herein shall have the same meaning as in the Plan.
(b)    For purposes of this Agreement:
(i)    “Business” shall mean the operation of a retail jewelry business that sells to the public jewelry, watches and associated services including through e-commerce.
(ii)    “Cause” shall have the meaning set forth in the Grantee’s TPA in effect at the time such event that would constitute “Cause” occurs or, if no such TPA exists or if there is no definition of “Cause” or like term contained in such agreement, then “Cause” shall mean (A) fraud, embezzlement, gross insubordination on the part of the Grantee or any act of moral turpitude or misconduct (which misconduct adversely affects the business or reputation of any member of the Signet Group) by the Grantee; (B) conviction of, or the entry of a plea of no contest by, the Grantee for any offence or felony under any state or United States federal law; (C) a material breach of, or the willful failure or refusal by the Grantee to perform and discharge, his or her duties, responsibilities or obligations under this Agreement and any other agreement relating to the Grantee’s provision of Service to any member of the Signet Group; or (D) any other misconduct that would constitute cause pursuant to any state or United States federal law.
(iii)    “Disability” shall mean, that the administrator of the Company’s long-term disability plan has determined that the Participant is eligible for long-term disability benefits by reason of any medically determination physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.
(iv)    “Retirement” shall mean termination of the Grantee’s Service with the Signet Group on or following the Grantee’s sixtieth (60th) birthday with at least five (5) years of Service or such earlier date as provided in a written agreement between a member of the Signet Group and the Grantee (excluding such termination at a time when the Signet Group may terminate the Grantee for Cause as determined by the Committee).
(v)    “Grant Period” shall mean the period beginning on the Grant Date and ending on the Final Anniversary Date.
(vi)    “Pro Rata Portion” shall mean a fraction, the numerator of which shall be the number of calendar days that have elapsed during the Grant Period prior to the Grantee’s termination of Service, and the denominator of which shall be the number of calendar days in the Grant Period.
(vii)    “Service” has the meaning set forth the Plan and does not include any period beyond the Grantee’s last day of active work, including any period during which the Grantee is in receipt of non-working notice, pay in lieu of notice, severance pay or any other monies on account of the termination of employment (except to the minimum extent required by minimum employment standards laws).
(viii)    “Signet Group” shall mean the Company, together with its Affiliates and Subsidiaries.
SECTION 4.     SETTLEMENT OF UNITS.
(a)    Time and Method of Settlement.
(i)    Subject to the terms of the Plan and this Agreement (to the extent it would not cause a violation of Section 409A (as defined below)), each vested Unit shall be settled on or within seventy (70) days following (A) the Vesting Date, or, (2) if earlier, the applicable date of vesting provided for in Sections 2(b) through (d) or the last sentence of Section 2(a)(ii). In the event of payment as a result of Section 2(c)(i), such payment may be subject to the terms and conditions of the agreement providing for such Change of Control, so long as such terms and conditions do not cause a violation of Section 409A.
(ii)    Vested Units shall be converted into an equivalent number of Shares that will be distributed to the Grantee (or the Grantee’s legal representative), unless the Company elects to settle the Vested Units in cash. The Company may at its election either (A) at the time of settlement, issue a certificate representing the Shares subject to this Agreement, or (B) not issue any certificate representing Shares subject to this Agreement and instead document the Grantee’s interest in the Shares by registering the Shares with the Company’s transfer agent (or another custodian selected by the Company) in book-entry form. The Company may provide a reasonable delay in the issuance or delivery of vested Shares as it determines appropriate to address tax withholding and other administrative matters, so long as such delay does not cause a violation of Section 409A. In lieu of any fractional Share being issued to the Grantee, the Grantee shall be entitled to receive a cash payment equal to the value of such fractional Share, determined based on the Fair Market Value of a Share on the date such fraction Share would have otherwise been issued.
(b)    Withholding Requirements.  Unless otherwise provided by the Committee, the Company shall have the power and the right to deduct or withhold automatically from any amount deliverable pursuant to settlement of the Units or otherwise, or require Grantee to remit to the Company, the minimum statutory amount to satisfy federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of the settlement of the Units; provided, further, that with respect to any required withholding, Grantee may elect, subject to the approval of the Committee, to satisfy the withholding requirement, in whole or in part, by having the Company withhold Shares having a Fair Market Value on the date the tax is to be determined equal to the minimum statutory total tax that could be imposed on the transaction.

SECTION 5.    RESTRICTIVE COVENANTS
(a)    Confidentiality; Ownership of Developments
(i)    In consideration for the receipt of Units pursuant to this Agreement, the Grantee hereby covenants and agrees that during the term of the Grantee’s Service and for all time thereafter, the Grantee shall keep secret and retain in strictest confidence and not divulge, disclose, discuss, copy or otherwise use or suffer to be used in any manner, except in connection with the Business or future business of the Company and/or of any of the Subsidiaries or Affiliates of the Company, any trade secrets, confidential or proprietary information and documents or materials owned, developed or possessed by or for the Company or any of the Subsidiaries or Affiliates of the Company pertaining to the Business or future business of the Company or any of the Subsidiaries or Affiliates of the Company; provided that such information referred to in this Section 4(a) shall not include information that is or has become generally known to the public or the jewelry trade without violation of this Section 4.
(ii)    In consideration for the receipt of Units pursuant to this Agreement, the Grantee acknowledges that all developments, including, without limitation, inventions (patentable or otherwise), discoveries, improvements, patents, trade secrets, designs, reports, computer software, flow charts and diagrams, data, documentation, writings and applications thereof (collectively, “Works”) relating to the Business or future business of the Company or any of the Subsidiaries or Affiliates of the Company that, alone or jointly with others, the Grantee may create, make, develop or acquire during the term of Grantee’s Service with the Company or any of its Subsidiaries or Affiliates (collectively, the “Developments”) are works made during the course of employment and shall remain the sole and exclusive property of the Company and its Subsidiaries and Affiliates and the Grantee hereby assigns to the Company all of Grantee’s rights, title and interest in and to all such Developments and Grantee shall take any action reasonably necessary to achieve the foregoing result. Notwithstanding any provision of this Agreement to the contrary, “Developments” shall not include any Works that do not relate to the Business or planned business of the Company or any of the Subsidiaries or Affiliates of the Company.
(iii)    The Grantee is hereby notified, in accordance with the Defend Trade Secrets Act of 2016, 18 U.S.C. § 1833(b), that: (i) an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law; (ii) an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (iii) an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret except pursuant to court order.  Notwithstanding anything herein to the contrary, nothing in this Agreement shall: (i) prohibit the Grantee from making reports of possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or of any other whistleblower protection provisions of state or federal law or regulation; or (ii) require notification or prior approval by the Company of any reporting described in clause (i).
(iv)    The Grantee further understands that this Agreement does not limit the Grantee’s ability to communicate with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”) or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company.  This Agreement also does not limit the Grantee’s right to receive an award for information provided to any Government Agency.
(b)     Covenants Not to Solicit and Not to Compete. In consideration for the receipt of the Units pursuant to this Agreement, the Grantee hereby covenants and agrees that Grantee shall not, directly or indirectly, without the prior written consent of the Company:
    (i) during Grantee’s Service with the Company or any of its Subsidiaries or
Affiliates and for a period of one year commencing upon termination of the Grantee’s Service, solicit, entice, persuade or induce any employee, consultant, agent or independent contractor of the Company or of any of the Subsidiaries or Affiliates of the Company to terminate his or her Service with the Company or such Subsidiary or Affiliate, to become employed by any person, firm or corporation other than the Company or such Subsidiary or Affiliate or approach any such employee, consultant, agent or independent contractor for any of the foregoing purposes; or
    (ii) during Grantee’s Service with the Company or any of its Subsidiaries or
Affiliates and for a period of one year commencing upon termination of the Grantee’s Service, directly or indirectly own, manage, control, invest or participate in any way in, consult with or render services to or for any person or entity (other than for the Company or any of the Subsidiaries or Affiliates of the Company) which is materially engaged in the Business (“materially” meaning deriving more than 25% of its revenue from the sale of jewelry and watches per year as of the applicable date); provided that the Grantee shall be entitled to own up to 1% of any class of outstanding securities of any company whose common stock is listed on a national securities exchange or included for trading on the NASDAQ Stock Market.
(c)     Specific Performance. The Grantee acknowledges that the services to be rendered by the Grantee are of a special, unique and extraordinary character and, in connection with such services, the Grantee will have access to confidential information vital to the Business or future business of the Company and the Subsidiaries and Affiliates of the Company. By reason of this, the Grantee consents and agrees that if the Grantee violates any of the provisions of this Section 4, the

Company and the Subsidiaries and Affiliates of the Company would sustain irreparable injury and that monetary damages will not provide adequate remedy to the Company and that the Company shall be entitled to have this Section 4 specifically enforced by any court having equity jurisdiction. Nothing contained herein shall be construed as prohibiting the Company or any of the Subsidiaries or Affiliates of the Company from pursuing any other remedies available to it for such breach or threatened breach, including, without limitation, the recovery of damages from the Grantee without requirements for posting a bond.
(d)    Survival. The provisions of this Section 4 shall survive the expiration or termination of this Agreement and the Grantee’s Service, irrespective of the reason for any termination.
SECTION 6.    MISCELLANEOUS PROVISIONS.
(a)    Securities Laws. The Grantee acknowledges and agrees that any sale or distribution of the Shares issued in settlement of the Units granted pursuant to this Agreement may be made only pursuant to either (i) a registration statement on an appropriate form under the Securities Act of 1933, as amended (the “Securities Act”), which registration statement has become effective and is current with regard to the Shares being sold, or (ii) a specific exemption from the registration requirements of the Securities Act that is confirmed in a favorable written opinion of counsel, in form and substance satisfactory to counsel for the Company, prior to any such sale or distribution. The Grantee hereby consents to such action as the Committee deems necessary or appropriate from time to time to prevent a violation of, or to perfect an exemption from, the registration requirements of the Securities Act or to implement the provisions of this Agreement, including but not limited to placing restrictive legends on certificates or book-entries evidencing Shares issued pursuant to the settlement of the Units granted pursuant to this Agreement and delivering stop transfer instructions to the Company’s stock transfer agent.
(b)    Additional Restrictions. The issuance or delivery of any stock certificates or book-entries representing Shares issued pursuant to the settlement of the Units granted pursuant to this Agreement may be postponed by the Committee for such period as may be required to comply with any applicable requirements under the federal, national or state securities laws, any applicable listing requirements of any national securities exchange or national securities association, and any applicable requirements under any other law, rule or regulation applicable to the issuance or delivery of such Shares, and the Company shall not be obligated to deliver any such Shares to the Grantee if either delivery thereof would constitute a violation of any provision of any law or of any regulation of any governmental authority, any national securities exchange or national securities association. All payments or delivery of Shares under this Agreement shall be subject to the written policies of the Board, including any policy relating to the claw back of compensation and the Code for Securities Transactions, as they exist from time to time.
(c)    Grantee Undertaking. The Grantee agrees to take whatever additional action and execute whatever additional documents the Company may deem necessary or advisable to carry out or effect one or more of the obligations or restrictions imposed on either the Grantee or upon the Units or the Shares issued pursuant to the settlement of the Units granted pursuant to the provisions of this Agreement.

(d)    Rights as a Shareholder. Neither the Grantee nor the Grantee’s representative shall have any rights as a shareholder with respect to Units until the Grantee or the Grantee’s representative receives the Shares, if any, issued upon settlement of the Units.
(e)    Tenure. Nothing in the Agreement or Plan shall confer upon the Grantee any right to continue in Service with the Signet Group for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company (or the Signet Group) or of the Grantee, which rights are hereby expressly reserved by each, to terminate his or her Service with the Signet Group at any time and for any reason, with or without Cause.
(f)    Notification. Except as permitted by Section 5(m) hereof, any notification required by the terms of this Agreement shall be given in writing and shall be deemed effective upon personal delivery or upon receipt following deposit with the United States Postal Service, by registered or certified mail, with postage and fees prepaid. A notice shall be addressed to the Company (attention: Corporate Secretary) at its principal executive office and to the Grantee at the address that he or she most recently provided in writing to the Company.
(g)    Entire Agreement. Subject to the immediately following sentence, this Agreement, together with the Notice and the Plan (each of which is herein incorporated by reference) and, as applicable, the TPA constitute the entire contract between the parties hereto with regard to the subject matter hereof. They supersede any other agreements, representations or understandings (whether oral or written and whether express or implied) which relate to the subject matter hereof, provided that they shall not supersede any other agreement containing restrictive covenants to which the Grantee is party. In the event that the terms of this Agreement and the Plan are in conflict, the terms of the Plan shall govern.
(h)     Waiver. No waiver of any breach or condition of this Agreement shall be deemed to be a waiver of any other or subsequent breach or condition whether of like or different nature.
(i)    Successors and Assigns; No Transfer. The provisions of this Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and assigns and upon the Grantee, the Grantee’s assigns and the legal representatives, heirs and legatees of the Grantee’s estate, whether or not any such person shall have become a party to this Agreement and have agreed in writing to be joined herein and be bound by the terms hereof. The Units shall not be transferable or assignable by the Grantee except in the event of his or her death (subject to the applicable laws of descent and distribution) and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Affiliate.
(j)    Adjustment of Award. Any adjustments to the Units issued pursuant to this Agreement (or the Shares underlying such Units) shall be made in accordance with the terms of the Plan.
(k)    Governing Law. This Agreement shall be governed by the laws of the State of Ohio, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of the Agreement to the substantive law of another jurisdiction.

(l)    Compliance with Section 409A of the Code. The Company intends that the Units be structured in compliance with, or to satisfy an exemption from, Section 409A of the Code and all regulations, guidance, compliance programs and other interpretative authority thereunder (“Section 409A”), such that there are no adverse tax consequences, interest, or penalties as a result of the payments. Notwithstanding the Company’s intention, in the event the Units are subject to Section 409A, the Committee may, in its sole discretion, take the actions described in Section 12.1 of the Plan. Notwithstanding any contrary provision in the Plan or this Agreement, any payment(s) of nonqualified deferred compensation (within the meaning of Section 409A) that are otherwise required to be made under the Agreement to a “specified employee” (as defined under Section 409A) as a result of his or her separation from service (other than a payment that is not subject to Section 409A) shall be delayed for the first six (6) months following such separation from service (or, if earlier, the date of death of the specified employee) and shall instead be paid on the date that immediately follows the end of such six-month period or as soon as administratively practicable thereafter. A termination of Service shall not be deemed to have occurred for purposes of any provision of the Agreement providing for the payment of any amounts or benefits that are considered nonqualified deferred compensation under Section 409A upon or following a termination of Service, unless such termination is also a “separation from service” within the meaning of Section 409A and the payment thereof prior to a “separation from service” would violate Section 409A. For purposes of any such provision of the Agreement relating to any such payments or benefits, references to a “termination,” “termination of Service” or like terms shall mean “separation from service.”
(m)     Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to any awards granted under the Plan by electronic means or to request the Grantee’s consent to participate in the Plan by electronic means. The Grantee hereby consents to receive such documents by electronic delivery and to agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

Exhibit A
Performance-Based Vesting Terms and Conditions

Maximum
Achievable Units:    200% of Units

Units:     Revenue: #VestQuantity1#
                               Free Cash Flow: #VestQuantity2#
    Operating Margin Rate: #VestQuantity3#

Performance Cycle:     The Performance Cycle for this award is Fiscal Years 2027 (ending January 30, 2027) through 2029 (ending February 3, 2029)

1.    Vesting Schedule. Subject to the provisions of this Agreement, including, but not limited to, any provisions related to forfeiture, the number of Units earned based on the achievement of the Performance Goals set forth in this Exhibit A as of the end of the Performance Cycle shall vest and become payable in Shares on the Vesting Date.

2.    Performance Goals. The Units earned will be calculated based upon the applicable Performance Level (defined below) achieved for the Performance Cycle with respect to the following Performance Goals:

    (a)    Revenue for purposes of this Agreement, is the Company’s cumulative consolidated revenue included within the Company’s consolidated financial statements for the fiscal years 2027, 2028, and 2029.

    (b)    Free Cash Flow for purposes of this Agreement, is the Company’s net cash provided by operating activities less purchases of property, plant, and equipment. The data for the calculation of cumulative Free Cash Flow will be derived from the Company’s consolidated financial statements for the fiscal years 2027, 2028, and 2029.

    (c)    Operating Margin Rate for purposes of this Agreement, is the Company’s adjusted operating income as a percentage of total sales. The data for the calculation of Operating Margin Rate will be derived from the Company’s consolidated financial statements for the fiscal years 2027, 2028, and 2029. Achievement will be based on the average of the annual Operating Margin Rates achieved in each of the three fiscal years.

Each Performance Goal applies to the following portion of the Units that may be earned (the “Revenue Units”, “Free Cash Flow Units” and “Operating Margin Rate Units”):

Performance Goal	Percentage of the Units that May Be Earned Based on Achievement of Performance Goal	Number of Units that May Vest Based on Performance Goal (Target)	Maximum Achievable Units that May Vest Based on Performance Goal (Maximum)
Revenue	25%	#VestQuantity1#	Target Units x Max %
Free Cash Flow	50%	#VestQuantity2#	Target Units x Max %
Operating Margin Rate	25%	#VestQuantity3#	Target Units x Max %

Revenue
As of the Vesting Date, the percentage of the Revenue Units that shall vest (the “Revenue Vesting Percentage”) is based on the actual attainment of Revenue (“Performance Level”) over the Performance Cycle as follows:

Revenue Performance Level (in $Millions)	Revenue Vesting Percentage
$22,336 or greater	200% (“Maximum”)
$21,272	100% (“Target”)
$20,208	50% (“Threshold”)
Below $20,208	0%

If the actual achievement of the Performance Level during the Performance Cycle falls between the levels shown, then the Revenue Vesting Percentage will be determined by linear interpolation between the two points, as applicable.

In the event of a Change of Control prior to the end of the Performance Cycle, the Revenue Performance Level and resulting Revenue Vesting Percentage may be calculated on a pro-rated basis to measure performance achieved from the first day of the Performance Cycle through and including the date of the Change of Control (the “CIC Performance Period”). For purposes of such calculation with respect to Revenue:
The “CIC Vesting Percentage” is calculated by, subject to the sole discretion of the Committee as set forth in Section 2(c)(i):

    (1)    Multiplying the Revenue Performance Levels set forth in the table above by a fraction, the numerator of which is the number of calendar days that have elapsed during the CIC Performance Period and the denominator of which is the number of calendar days in the CIC Performance Period, and

    (2)    Measuring the actual achievement of Revenue relative to the Performance Levels calculated in clause (1) over the CIC Performance Period to determine the corresponding Revenue Vesting Percentage.

Free Cash Flow
As of the Vesting Date, the percentage of the Free Cash Flow Units that shall vest (the “Free Cash Flow Vesting Percentage”) is based on the actual attainment of Free Cash Flow (“Performance Level”) measured over the Performance Cycle as follows:

Free Cash Flow Performance Level (in $Millions)	Free Cash Flow Vesting Percentage
$1,846 or greater	200% (“Maximum”)
$1,605	100% (“Target”)
$1,364	50% (“Threshold”)
Below $1,364	0%

If the Performance Level during the Performance Cycle falls between the levels shown, then the Free Cash Flow Vesting Percentage will be determined by linear interpolation between the two points, as applicable.

In the event of a Change of Control prior to the end of the Performance Cycle, the Free Cash Flow Performance Level and resulting Free Cash Flow Vesting Percentage may be calculated on a pro-rated basis to measure performance achieved from the first day of the Performance Cycle through and including the date of the Change of Control (the “CIC Performance Period”). For purposes of such calculation with respect to Free Cash Flow:
The “CIC Vesting Percentage” is calculated by, subject to the sole discretion of the Committee as set forth in Section 2(c)(i):
    (1)    Multiplying the Free Cash Flow Performance Levels set forth in the table above by a fraction, the numerator of which is the number of calendar days that have elapsed during the CIC Performance Period and the denominator of which is the number of calendar days in the CIC Performance Period, and
    (2)    Measuring the actual achievement of Free Cash Flow relative to the Performance Levels calculated in clause (1) over the CIC Performance Period to determine the corresponding Free Cash Flow Vesting Percentage. Free Cash Flow

Operating Margin Rate
As of the Vesting Date, the percentage of the Operating Margin Rate Units that shall vest (the “Operating Margin Rate Vesting Percentage”) is based on the actual attainment of Operating Margin Rate Flow (“Performance Level”) measured based on an average of the Operating Margin Rates in each of the three fiscal years in the Performance Cycle as follows:

Operating Margin Rate Performance Level	Operating Margin Rate Vesting Percentage
10.4% or greater	200% (“Maximum”)
9.1%	100% (“Target”)
7.7%	50% (“Threshold”)
Below 7.7%	0%

If the Performance Level during the Performance Cycle falls between the levels shown, then the Operating Margin Rate Vesting Percentage will be determined by linear interpolation between the two points, as applicable.

In the event of a Change of Control prior to the end of the Performance Cycle, the Operating Margin Rate Performance Level and resulting Operating Margin Rate Flow Vesting Percentage may be calculated on a pro-rated basis to measure performance achieved from the first day of the Performance Cycle through and including the date of the Change of Control (the “CIC Performance Period”). For purposes of such calculation with respect to Operating Margin Rate:
The “CIC Vesting Percentage” is calculated by, subject to the sole discretion of the Committee as set forth in Section 2(c)(i):
    (1)    Multiplying the Operating Margin Rate Performance Levels set forth in the table above by a fraction, the numerator of which is the number of calendar days that have elapsed during the CIC Performance Period and the denominator of which is the number of calendar days in the CIC Performance Period, and
    (2)    Measuring the actual achievement of Operating Margin Rate relative to the Performance Levels calculated in clause (1) over the CIC Performance Period to determine the corresponding Operating Margin Rate Vesting Percentage.
Sample Calculation (for illustrative purposes only)
Each Performance Goal applies to the following portion of the Units that may be earned (the “Revenue Units”, “Free Cash Flow Units”, and “Operating Margin Units”:

Performance Goal	Percentage of the Units that May Be Earned Based on Achievement of Performance Goal	Number of Units that May Vest Based on Performance Goal (Target)	Maximum Achievable Units that May Vest Based on Performance Goal (Maximum)
Revenue	25%	250	500
Free Cash Flow	50%	500	1,000
Operating Margin Rate	25%	250	500

For this illustration assume the following:
(a) that the percentage of the Revenue Units that shall vest (the “Revenue Vesting Percentage”) is based on the actual attainment of the Performance Goal and is determined based on linear interpolation to be 115%.
(b) that the percentage of the Free Cash Flow Units that shall vest (the “Free Cash Flow Vesting Percentage”) is based on the actual attainment of the Performance Goal and is determined based on linear interpolation to be 90%.
(c) that the percentage of the Operating Margin Rate Units that shall vest (the “Operating Margin Rate Vesting Percentage”) is based on the actual attainment of the Performance Goal and is determined based on linear interpolation to be 95%.

Calculation of Units Vested as of the Vesting Date if Grantee’s Service Continues as of Such Date

    (a)    Revenue:
•Revenue Metric Vesting Percentage: 115% (interpolation between Target of 100% and Maximum of 200%)
•Units Vested: 250 x 115% = 287.5 Units

(b)    Free Cash Flow:
•Free Cash Flow Metric Vesting Percentage: 90% (interpolation between Threshold of 50% and Target of 100%)
•Units Vested: 500 x 90% = 450 Units

c)    Operating Margin Rate:
•Operating Margin Rate Metric Vesting Percentage: 95% (interpolation between Threshold of 50% and Target of 100%)
•Units Vested: 250 x 95% = 237.5 Units

Total Units Vested to be Settled in Shares: 975 Units

3.    Limitations on Performance Awards; Adjustments. The maximum number of Units that may be earned under this Agreement shall not exceed two hundred percent (200%) of the Units. Notwithstanding anything to the contrary contained herein, pursuant to Section 3.2 and 15.1 of the Plan, the Committee shall have the sole discretion to adjust Awards either on a formula or discretionary basis, or any combination thereof, as the Committee determines.